Exhibit 5.1


                  BILZIN SUMBERG DUNN BAENA PRICE & AXELROD LLP
                        2500 First Union Financial Center
                          200 South Biscayne Boulevard
                            Miami, Florida 33131-2336



                                 April 25, 2002

All American Semiconductor, Inc.
16115 Northwest 52nd Avenue
Miami, Florida 33014

         Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 200,000 shares (the "Shares") of your Common Stock, $0.01 par value per share. The Shares are reserved for issuance under the Amended and Restated All American Semiconductor, Inc. Employees', Officers', Directors' Stock Option Plan, as amended through August 22, 2001. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

         It is our opinion that, when issued and sold in the manner described in the Registration Statement and the related prospectuses, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                               Very truly yours,

                               /s/ BILZIN SUMBERG DUNN BAENA PRICE & AXELROD LLP
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                                        BILZIN SUMBERG DUNN BAENA PRICE
                                                 & AXELROD LLP